Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

 We consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333-236235), Form S-8 (No. 333-220907, No. 333-218636, No. 333-212062, and No. 333-207709), and Form S-3 (No. 333-232798 and No. 333-228501) of Ritter Pharmaceuticals, Inc. (now known as Qualigen Therapeutics, Inc.) of our report dated June 29, 2020, relating to the financial statements of Qualigen, Inc. as of and for the years ended March 31, 2020 and 2019 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in this Current Report on Form 8-K/A of Qualigen Therapeutics, Inc.

/s/ Squar Milner LLP

SQUAR MILNER LLP

San Diego, California
June 29, 2020